Exhibit 4.1
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THE  SECURITIES  REPRESENTED  BY THIS  SUBORDINATED  PROMISSORY  NOTE  HAVE BEEN
ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT.

                                     FORM OF
                          SUBORDINATED PROMISSORY NOTE


                         Due:
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$
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                  FOR VALUE RECEIVED, SI HANDLING SYSTEMS,  INC., a Pennsylvania
corporation (the "Company"), hereby promises to pay to the order of (the "Investor"), at the place designated by the Investor, the principal amount of Dollars ($ ) in lawful money of the United States of America, and to pay interest in like money on the terms set forth in Section 1 hereof. This Subordinated Promissory Note (the "Note") is being delivered pursuant to the terms and conditions of that certain Stock Purchase Agreement dated August 6, 1999 between the Company, the Investor and the other parties named therein (the "Agreement"), and the Investor's rights under this Note are subject to the terms and conditions of the Agreement. All capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

1. Payments of Interest and Principal. Payments of principal plus interest on the unpaid principal balance hereof outstanding from time to time shall be payable in accordance with the following:

     (a) During the period of three (3) years commencing on the date hereof and ending on the third anniversary of the date hereof, interest shall be payable quarterly, in arrears, at a rate equal to ten percent (10%) per annum. Such interest shall be paid to the Investor by the Company quarterly commencing on the last day of December, 1999 and continuing thereafter on the last day of March, June, September and December through September 30, 2002.

     (b) During the period of two (2) years commencing on the third anniversary of the date hereof and ending on the fifth anniversary of the date hereof, interest shall be payable quarterly, in arrears, at a rate equal to twelve percent (12%) per annum. Such interest shall be paid to the Investor by the Company quarterly commencing on the last day of December, 2002 and continuing thereafter on the last day of March, June, September and December through September 30, 2004.

     (c) During the period of two (2) years commencing on the fifth anniversary of the date hereof and ending on the seventh anniversary of the date hereof, interest shall be payable quarterly, in arrears, at a rate equal to fourteen percent (14%) per annum. Such interest shall be paid to the Investor by the Company quarterly commencing on the last day of December, 2004 and continuing thereafter on the last day of March, June, September and December through September 30, 2006.

     (d) In the event the entire principal balance due hereunder is not paid on or prior to September 30, 2006 as a result of the Company's agreement not to pay and the Investor's agreement not to accept such payment as set forth in the Subordination Agreement described in Section 4 hereof, during the period of two
(2) years commencing on the seventh anniversary of the date hereof and ending on the ninth anniversary of the date hereof, interest shall be payable quarterly, in arrears, at a rate equal to sixteen percent (16%) per annum. Such interest shall be paid to the Investor by the Company quarterly commencing on the last day of December, 2006 and continuing thereafter on the last day of March, June, September and December for so long as any principal balance hereunder remains unpaid through September 30, 2008.

     (e) Interest on this Note shall be payable in cash unless (A) by making such payment the Company will breach a covenant or otherwise go out of formula with one of its financial lending institutions, (B) extraordinary events render the Company unable to make such cash payment, or (C) the Company's subsidiary, Ermanco Incorporated, has generated less than eighty-five percent (85%) of the projected cash, as set forth in Schedule 1.2(b) to the Agreement, in the fiscal quarter immediately preceding the date on which interest is due, in which event, payment of such quarterly interest payment may be made in common stock of the Company upon approval of the Board of Directors of the Company and based upon the determination of the Board of Directors that the requirements for the payment of interest in cash set forth in this sentence have not been met. Any stock issued in payment of interest on this Note shall be subject to a shelf registration statement filed with the Securities and Exchange Commission. Interest shall be computed on the basis of the actual days elapsed over a 360-day year.

     (f) The entire outstanding principal balance due under this Note and all interest accrued and unpaid thereon shall be due and payable in full on September 30, 2006, subject to earlier payment pursuant to Section 3 hereof and subject to later payment pursuant to the Subordination Agreement described in
Section 4 hereof.

2. Payments. All payments of principal, interest, fees and other amounts due under this Note shall be made by the Company to the Investor in lawful money of the United States of America, in immediately available funds before 5:00 p.m. on the business day on which any such amount is due at the address of the Investor set forth in Section 6 hereof or such other office as the Investor shall direct in accordance with Section 6 hereof.

3. Pre-Payment. This Note may be prepaid at any time in whole or in part without premium or penalty.

4. Subordination. The indebtedness evidenced by this Note is subordinated to the prior payment of the Bank Debt (as defined in the Subordination Agreement hereinafter referred to) pursuant to, and to the extent provided in, that certain Subordination Agreement dated September 30, 1999 by and among the Company, the Investor and First Union National Bank, as may be amended from time to time.

5. Set Off. The obligations of the Company hereunder are expressly subject to the right of set off as provided in Section 1.2(b) of the Agreement.

6. Default and Acceleration. If the Company shall dissolve or make an assignment for the benefit of creditors or if a voluntary or involuntary case in bankruptcy, receivership or insolvency shall be commenced by or against the Company (and, in the event of an involuntary case commenced against the Company, such case has not been dismissed within sixty (60) days), the Investor or other holder of this Note may declare all sums to be immediately due and payable without further notice or demand. If the Company defaults in the timely payment of any installment of principal or interest due on this Note, the Investor or any holder of this Note may declare all sums to be due and payable, unless such default is cured within fifteen (15) days following the delivery of notice of such default. Any failure to exercise any of these options shall not constitute a waiver of the right to exercise the same at any future time.

7. Collection Costs. Notwithstanding the above, the Investor or other holder of this Note shall have all rights and remedies provided by law. If this Note (or any installment of this Note ) is not paid when due and this Note is placed in the hands of an attorney or attorneys for collection or enforcement, the Company promises to pay, in addition to the amounts otherwise due, the reasonable costs and expenses of such collection or enforcement, including reasonable attorneys' fees through appellate and enforcement or collection proceedings on any judgment obtained on this Note.

8. Notices. All notices or requests provided for or permitted to be given pursuant to this Agreement must be in writing and may be given or served by (i) depositing the same in the United States mail, addressed to the party to be notified, postage paid, and registered or certified with return receipt requested, or (ii) delivering such notice in person to such party. Notices so deposited in the mail shall be deemed to have been given or served on the date on which the party actually received or refused such written notice, as shown by the date or postmark of any return receipt indicating the date of delivery or attempted delivery to such receiving party.
The addresses of the parties hereto for all purposes of this Agreement are:

           The Company:              600 Kuebler Road
                                     P.O. Box 70
                                     Easton, Pennsylvania 18040-9295
                                     Attention: President and CEO

           with a required copy to:  Pepper Hamilton LLP
                                     1235 Westlakes Drive, Suite 400
                                     Berwyn, Pennsylvania  19312-2401
                                     Attention: Jeffrey P. Libson, Esquire

           The Investor:             --------------------------------------
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By giving to the other  parties at least five (5) days written  notice  thereof, any party hereto shall have the right from time to time and at any time during the term of this Agreement to change its respective address to any address within the United States of America.

9. Company's Waivers. The Company hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note. The Company agrees that the Company's liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by the Investor.

10. Severability. If any provision of this Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect.

11. Remedies Cumulative. All rights and remedies of the Investor under this Note and any applicable law are separate and cumulative, and the exercise of one shall not limit or prejudice the exercise of any other such rights or remedies. The enumeration in this Note of any waivers or consents by the Company shall not be deemed exclusive of any additional waivers or consents by the Company which may be deemed to exist in law or equity. No delay or omission by the Investor in exercising any right or remedy shall operate as a waiver thereof. No waiver of any rights and remedies hereunder, and no modification or amendment of this Note, shall be deemed made by the Investor unless in writing and duly signed by the Investor. Any such written waiver shall apply only to the particular instance specified therein and shall not impair the further exercise of such right or remedy or of any other right or remedy of the Investor, and no single or partial exercise of any right or remedy under this Note shall preclude any other or further exercise thereof or any other right or remedy.

12. Governing Law. This Note and all questions relating to its validity, interpretation and performance shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of laws principles.

13. Headings. The headings of the sections of this Note are inserted for convenience only and do not constitute a part of this Note.

14. Assignment. This Note may be assigned in whole or in part without the consent of the Company by the Investor or a holder hereof upon notice to the Company; provided that any such assignment shall be subject to the right of set off set forth in Section 5 hereof. The Company shall maintain a record of all such assignments. The Company may not assign any of its obligations hereunder without the prior written consent of the Investor.

15.      Submission to Jurisdiction.

     (a) The Company hereby irrevocable submits to the personal jurisdiction of any appropriate court of original jurisdiction located in the Commonwealth of Pennsylvania or the Federal District Court for the Eastern District of Pennsylvania (if there exists subject matter jurisdiction) over any suit, action or proceeding arising out of or relating to this Note. The Company hereby irrevocable waives, to the fullest extent permitted by applicable law, any objection which the Company may now have or hereafter have to the laying of the venue of any such suits, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon the Company, and may be enforced in any courts in the jurisdiction of which the Company is or may be subject by a suit upon such judgment, provided that service of process is effected upon the Company in one of the manners specified in subparagraph (b) below or as otherwise permitted by applicable law.

     (b) The Company hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 13(a) hereof by personal service of process or in accordance with the procedures set forth for the giving of notice in Section 6 hereof. The Company hereby irrevocably waives, to the fullest extent permitted by applicable law, all claims of error by reason of any such service pursuant to the terms hereof (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (i) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon the Company.

                            [signature page follows]

                  IN WITNESS WHEREOF, SI Handling Systems, Inc. has caused this Note to be signed by its duly authorized officer under its corporate seal and to be dated the day and year first above written.

                                             SI HANDLING SYSTEMS, INC.



                                             By:_____________________________
                                                William Johnson
                                                President and CEO